EXHIBIT 10.46

EXECUTION VERSION

GUARANTY

     This GUARANTY (as amended, modified or supplemented from time to time in accordance with the terms hereof, this “Guaranty”), dated as of February 4, 2005, is made by THE CRONOS GROUP, a société anonyme holding organized and existing under the laws of the Grand Duchy of Luxembourg (“Guarantor”), in favor of FORTIS BANK (NEDERLAND) N.V., a Naamloze Vennootschap (in its individual capacity, “Fortis” and in its capacity as agent, the “Agent”), on behalf of, and for the benefit of, itself as Agent and as the representative of the holders of the Class A Notes and Class B Notes (collectively, the “Notes”) issued by Cronos Funding (Bermuda) Limited (such holders, the “Noteholders”).

RECITALS

     WHEREAS, Cronos Funding (Bermuda) Limited, a company organized and existing under the laws of the Islands of Bermuda (the “Issuer”) and the Agent have entered into a certain Amended and Restated Master Loan Agreement, dated as of August 15, 1997 and amended and restated as of February 4, 2005 (as the same may hereafter from time to time be amended, modified, supplemented or restated in accordance with its terms, the “Loan Agreement”), pursuant to which the Noteholders have made loans to the Issuer;

     WHEREAS, Fortis and Fortis’s affiliate, FB Aviation and Intermodal Holding B.V. (“FB”), are willing to purchase from Wachovia Bank, National Association all of the Class A Notes and Class B Notes, respectively, that were issued to Wachovia Bank, National Association pursuant to the terms of the Loan Agreement and which have unpaid principal balances as of February 4, 2005 of Five Million Eight Hundred Eighty-One Thousand Five Hundred Dollars ($5,881,500) and Seven Million Dollars ($7,000,000), respectively. In connection with such purchase, Fortis is willing to make certain other amendments to the Loan Agreement and the other Related Documents, including, without limitation, transferring certain dividend rights and surrendering certain warrants, in consideration for receiving a guaranty from the Guarantor on the terms provided herein;

     WHEREAS, Guarantor is the indirect parent of the Issuer, and is desirous that Fortis acquire such Class A Notes and that FB acquire such Class B Notes and that Fortis, as Agent, consent to certain amendments to the Loan Agreement and certain other Related Documents, and Guarantor will obtain substantial direct and indirect benefit from the purchase by Fortis of the Class A Notes and by FB of the Class B Notes and the corresponding amendments to the Loan Agreement and the other Related Documents;

     NOW, THEREFORE, in consideration of the foregoing recitals and other good consideration, the receipt and adequacy is hereby acknowledged, and intending to be legally bound, the parties hereto do hereby agree as follows:

AGREEMENT

     Section 1. Definitions. Unless otherwise defined in this Guaranty, capitalized terms used herein shall have the meanings set forth in the Loan Agreement. In addition, the following terms used herein shall have the following meanings:

     “Aggregate Maximum Guaranteed Payment”: This term shall have the meaning set forth in Section 2(a) hereof.

     “Aggregate Net Book Value”: As of any date of determination, an amount equal to the sum of the Net Book Values, measured as of the end of the immediately preceding Collection Period, of all Containers (excluding Containers that have been sold by the Issuer or have been subject to a Casualty Loss).

     “Aggregate Note Principal Balance”: As of any date of determination, an amount equal to the sum of the Class A Note Principal Balance and the Class B Note Principal Balance as of the end of the immediately preceding Collection Period.

     “Change of Control”: With respect to the Guarantor, any of the following events: (i) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the aggregate voting power of all classes of voting stock of the Guarantor; or (ii) the Guarantor amalgamates or consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all, or substantially all, of its assets to any Person, or any Person amalgamates or consolidates with, or merges with or into, the Guarantor, in any such event pursuant to a transaction in which the outstanding voting stock of all classes of the Guarantor is converted into or exchanged for cash, securities or other property, other than any such transaction in which (i) the outstanding voting stock of each class of the Guarantor is converted into or exchanged for voting stock (other than redeemable capital stock) of the surviving or transferee company or corporation and (ii) the holders of each class of the voting stock of the Guarantor immediately prior to such transaction own, directly or indirectly, not less than a majority of each class of the voting stock of the surviving or transferee company or corporation immediately after such transaction.

     “Consolidated Tangible Net Worth Leverage Ratio”: For the Guarantor, the ratio of (i) Total Liabilities to (ii) consolidated Tangible Net Worth.

     “Debt Service Coverage”: For the Guarantor at the end of each of the four (4) immediately preceding fiscal quarters, the ratio of (i) the sum of (a) the consolidated net earnings for the three (3) month period immediately preceding each such quarter end date, plus (b) depreciation and amortization for the three (3) month period immediately preceding each such quarter end date, plus (c) non-cash charges (including, but not limited to, deferred taxes) for the three (3) month period immediately preceding each such quarter end date, less (d) non-cash income for the three (3) month period immediately preceding each such quarter end date, divided by (ii) the aggregate principal portion of interest bearing consolidated funded indebtedness of the Guarantor due within the following twelve (12) months, in each case as determined in accordance with GAAP and as reported on the most recently available quarterly financial statements of the Guarantor.

     “EBIT”: For the Guarantor for any fiscal period, the Guarantor’s earnings (loss) before Interest Expense and taxes, including gains and losses from the sale of assets and foreign exchange transactions, determined in accordance with GAAP.

     “EBIT Ratio”: For the Guarantor as of any date of determination, the ratio of (a) the Guarantor’s aggregate EBIT to (b) aggregate Interest Expense, in each case for the most recently concluded six (6) fiscal quarters.

“Effective Date”: February 4, 2005

     “Excess Note Principal Balance”: For each Collection Period Date, an amount equal to the excess (if any) of (x) the Aggregate Note Principal Balance as of such Collection Period Date and (y) the Asset Base as of such Collection Period Date.

     “Guaranteed Parties”: This term shall have the meaning set forth in Section 2(a) hereof.

     “Guaranteed Obligations”: This term shall have the meaning set forth in Section 2(a) hereof.

     “Guarantor Documents”: This term has the meaning set forth in Section 5(b) hereof.

     “Guarantor Event of Default”: Any of the events or conditions set forth in Section 7 hereof.

     “Interest Expense”: For the Guarantor for any period, the aggregate amount of interest expense as shown for such period on the income statement of the Guarantor, determined in accordance with GAAP.

     “Solvent”: As to any Person at any time means, that (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities, taking into account the probability that such disputed, contingent or unliquidated liabilities will become due) as such value is established and liabilities evaluated for purposes of Section 101(31) of Title 11 of the Bankruptcy Code or the Bermuda Bankruptcy Act, 1989, as applicable; (b) the present fair saleable value of the property in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities, taking into account the probability that such disputed, contingent or unliquidated liabilities will become due) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and

(e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

     “Tangible Net Worth”: As of any date of determination, an amount equal to the excess of:

     (a) the total stockholders’ equity of the Guarantor and its consolidated Subsidiaries, over

     (b) all intangible assets included in the amount set forth in clause (a), in each case as determined in accordance with GAAP and as reported on the most recently available financial statements of the Guarantor delivered to the Agent in accordance with Section 6(g) hereof;

     provided, however, that for purposes of this definition, any adjustments, both positive and negative, to either or both of the amounts set forth in either clause (a) or clause (b) arising from the implementation of Statement of Financial Accounting Standards No. 133 issued by the Financial Accounting Standards Board shall be disregarded for purposes of this calculation..

     “Total Liabilities”: With respect to the Guarantor as of any date of determination, the sum of all liabilities of the Guarantor, as determined in accordance with GAAP and as reported on the most recently available quarterly financial statements of the Guarantor.

     Section 2. Acknowledgment; Guaranty.

     (a) Guarantor hereby consents to the sale to Fortis of the Class A Notes and to FB of the Class B Notes to be made on or about the date hereof and agrees to the amendment and restatement of the Loan Agreement to be made simultaneously with such sales. Guarantor hereby unconditionally, absolutely and irrevocably guarantees to the Agent and the Noteholders (each, a “Guaranteed Party” and collectively, the “Guaranteed Parties”): (i) the full and prompt payment on each Payment Date of the Excess Note Principal Balance (if any) as of the most recent Collection Period Date; (ii) the full and prompt payment when due of interest on the outstanding principal balance of the Notes, whether at the stated maturity date thereof or at such earlier date as may result from the acceleration thereof following an Event of Default; (iii) the full and prompt payment when due of the principal balance of the Notes and the indebtedness represented thereby, whether at the stated maturity thereof or at such earlier date as may result from the acceleration thereof as a result of the occurrence of an Event of Default (as such terms are defined in the Loan Agreement); (iv) the full and prompt payment of an amount equal to any and all payments and other sums when and as the same shall become due, required to be paid by the Issuer, any Seller or the Manager to any Guaranteed Party under the terms of the Loan Agreement or any other Related Document; and (v) the full and prompt performance and observance by the Issuer of all of its obligations, covenants and agreements required to be performed and observed pursuant to the terms of the Loan Agreement or any other Related Document (items (i) through (iv) collectively, the “Guaranteed Obligations”); provided, however, that, subject to the provisions of Section 15 hereof, the maximum aggregate amount of funds paid by the Guarantor under this Guaranty (such maximum aggregate amount, the “Aggregate Maximum Guaranteed Payment”) throughout the entire term of this Guaranty shall not exceed an amount equal to Ten Million Dollars ($10,000,000).

     (b) The Agent, on behalf of the Guaranteed Parties, shall be entitled to submit one or more claims under this Guaranty. The Agent shall be entitled to submit a claim under this Guaranty on the date on which any Guaranteed Obligation is due hereunder or under the Loan Agreement.

     Section 3. Guaranty Unconditional. The obligations of Guarantor hereunder are irrevocable, absolute and unconditional, irrespective of the value, genuineness, regularity, validity or enforceability of the Guaranteed Obligations or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. No set-off, abatement, recoupment, counterclaim, off-set, reduction or diminution of an obligation, or any defense of any kind or nature (other than performance by Guarantor of its obligations hereunder) which Guarantor has or may have with respect to a claim under this Guaranty, shall be available hereunder to Guarantor against the Agent or any Noteholder. The Guaranteed Obligations are direct, unconditional and completely independent of the obligations of any other Person or entity, and a separate cause of action or separate causes of action may be brought and prosecuted against the Guarantor without the necessity of joining any other party or previous proceeding with or exhausting any other remedy against any other Person who might have become liable for the indebtedness or of realizing upon any security held by or for the benefit of the Agent.

     Section 4. Payments. All payments to be made by Guarantor to or for the benefit of the Guaranteed Party hereunder shall be made in lawful money of the United States of America, in immediately available funds, payable (x) in the case of Excess Note Principal Balance, on or before the third (3rd) Payment Date following the date on which a demand for such amount is made and (y) in all other cases, immediately, in each case for deposit into the Trust Account and shall be accompanied by a notice from Guarantor stating that such payments are made under this Guaranty. Such amounts shall be applied in accordance with Section 302 of the Loan Agreement.

     Section 5. Representations and Warranties of Guarantor. Guarantor hereby represents and warrants to the Guaranteed Parties as of the Effective Date that:

     (a) The Guarantor is a société anonyme duly organized, validly existing and in good standing under the laws of Luxembourg, has the power to own its assets and to engage in the activities in which it is now engaged and is duly qualified and in good standing under the laws of each jurisdiction where the conduct of its activities requires such qualification, if the failure to so qualify would have a material adverse effect (a) on the financial condition of the Guarantor, (b) the enforceability or effectiveness of this Guaranty or (c) the transactions contemplated by the Loan Agreement and the other Related Documents;

     (b) The Guarantor has full power, authority and legal right to execute, deliver and perform this Guaranty and each other Related Document to which it is a party (collectively, the “Guarantor Documents”) and has taken all necessary action to authorize the execution, delivery and performance by it of the Guarantor Documents. No consent, license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any Governmental Authority or body or official is required for the execution, delivery and performance by the Guarantor of the Guarantor Documents which has not been obtained, made, given or accomplished. Each of the Guarantor Documents has been duly executed and delivered by a duly authorized representative of the Guarantor, and each such Guarantor Document constitutes the valid, legal and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with its terms;

     (c) The execution, delivery and performance by the Guarantor of the Guarantor Documents will not violate any provision of any existing law or regulation applicable to the Guarantor, or of any order, judgment, award or decree of any court, arbitrator or governmental authority applicable to the Guarantor or the organizational documents of the Guarantor or any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Guarantor is a party or by which the Guarantor or any of its assets may be bound, and will not result in, or require, the creation or imposition of any Lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking;

     (d) Other than as disclosed in Guarantor’s Form 8-K SEC filing dated December 13, 2004, no litigation, investigation or administrative proceeding of or before any court, arbitrator or governmental authority is pending or, to the Guarantor’s knowledge, threatened against the Guarantor which if decided adversely to the Guarantor, would materially affect the condition (financial or otherwise), business or operations of the Guarantor, or the ability of the Guarantor to perform its obligations under the Guarantor Documents;

     (e) All approvals, authorizations, consents, orders or other actions of any person, corporation or other organization, or of any court required in connection with the execution and delivery of the Guarantor Documents by the Guarantor, have been or will be taken or obtained on or prior to the Effective Date;

     (f) The consolidated balance sheet of the Guarantor at September 30, 2004 and the consolidated statements of income, retained earnings and cash flows for the fiscal quarter then ended fairly present in all material respects, subject to normal year-end audit adjustments and the absence of footnotes to such statements, the financial condition of the Guarantor and the results of the operations for the period ended on such date, all in accordance with generally accepted accounting principles applied on a consistent basis.

     (g) Guarantor is Solvent as of the Effective Date and will be Solvent after giving effect to the transactions contemplated by this Guaranty and the other Related Documents. The incurrence of Guarantor’s obligations under the Guarantor Documents will not cause Guarantor: (i) to be left with unreasonably small capital for any business or transaction in which Guarantor is presently engaged or plans to be engaged; or (ii) to be unable to pay its debts as such debts mature.

     Section 6. Covenants of the Guarantor. The Guarantor agrees that, so long as this Guaranty shall remain in effect or any Outstanding Obligations under the Loan

Agreement shall be outstanding, it shall or, in the case of paragraph (h) below, it shall not, without the prior written consent of the Agent and all of the Noteholders in each instance (which consent shall not be unreasonably withheld or delayed):

     (a) Preservation of Properties; Enforcement of Rights. Materially preserve and protect the usefulness and value of its properties and assets, maintain the same in good repair, working order and condition, and from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto.

     (b) Payment of Debts. Pay its debts, liabilities and obligations when due except those which are contested in good faith and for which the Guarantor has maintained adequate reserves satisfactory to Agent; provided that such contest shall not result in a material lien being placed on its properties and assets or any part thereof or result in any of its properties and assets being subject to loss or forfeiture.

     (c) Payment of Taxes and Claims. Prepare and timely file all tax returns required to be filed by Guarantor and pay and discharge all taxes, assessments and other governmental charges or levies imposed upon Guarantor or in respect of any of its properties and assets before the same shall become in default, as well as all lawful claims which, if unpaid, might become a material lien or charge upon its properties and assets or any part thereof, except those which are contested in good faith by the Guarantor and for which the Guarantor has maintained adequate reserves satisfactory to the Agent; provided that such contest shall not result in a material lien being placed on any of its properties and assets or any part thereof being subject to forfeiture.

     (d) Notification of Event of Default. Give prompt written notice to the Agent of (i) any Guarantor Event of Default hereunder or (to the extent to which Guarantor has actual or constructive notice thereof) any Event of Default under the Loan Agreement or a default under any other Related Document or of any condition, event or act which with the giving of notice or the passage of time, or both, would constitute a Guarantor Event of Default, specifying the same and the steps being taken to remedy the same and (ii) any default, event of default or any condition, event or act which, with the giving of notice or the lapse of time, or both would constitute such a default or event of default under any agreement or contract to which Guarantor is a party or by which any of its property or assets is bound.

     (e) Existence. Keep in full effect its existence, rights and franchises as a company under the laws of Luxembourg, and will obtain and preserve its qualification as a foreign company in each jurisdiction in which such qualification is necessary to protect the validity and enforceability of this Guaranty.

     (f) Notification of Litigation and Adverse Business Development. Give immediate written notice to Agent of (a) any action, proceeding or investigation pending or threatened against Guarantor before any court or governmental instrumentality or other administrative agency which involves the possibility of any judgment or liability which would result in any material adverse change in the business, properties or assets of Guarantor, and (b) any Materially Adverse Change in the financial condition, assets, liabilities, business or operations of Guarantor.

     (g) Financial Statements. Deliver to the Agent and to the Noteholders:

          (1) Annual Statements — within 120 days after the end of each fiscal year of the Guarantor, one copy of the:

(i)	consolidated balance sheet of the Guarantor and its subsidiaries, at the end of such fiscal year; and

(ii)	consolidated statement of income, retained earnings and cash flows of the Guarantor and its subsidiaries for the fiscal year then ended, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by an opinion of a firm of independent certified public accountants of recognized national standing, stating that such financial statements present fairly in all material respects the consolidated financial condition of the Guarantor and its subsidiaries and have been prepared in accordance with generally accepted accounting principles consistently applied (except for changes in application in which such accountants concur and footnote), and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards;

          (2) Quarterly Statements — within 60 days after the end of each fiscal quarter of the Guarantor, one copy of the:

(i)	consolidated balance sheet of the Guarantor and its subsidiaries, at the end of such fiscal quarter; and

(ii)	consolidated statement of income, retained earnings and cash flows of the Guarantor and its consolidated subsidiaries for the fiscal quarter and that portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the equivalent timeframe for the previous year;

          (3) SEC and Other Reports — promptly upon their becoming available, one copy of each report (if any), definitive proxy statement, registration statement (upon it becoming effective) and definitive prospectus filed by the Guarantor with or delivered to any securities exchange or the Securities and Exchange Commission or any successor agency;

          (4) Compliance Certificate — Concurrently with the financial statements delivered pursuant to Sections 6(g)(1) and 6(g)(2) hereof, a certificate of an officer of the Guarantor, in the form of Exhibit A hereto, certifying compliance with the covenants set forth in Section 6 hereof and showing the calculations required to determine compliance with Section 7(l) hereof in reasonable detail; and

          (5) Requested Information — with reasonable promptness, but in any event within two calendar weeks of the date requested, (A) any data and information so requested and (B) any other publicly available information with respect to the Guarantor, in each case as may be reasonably requested from time to time by the Agent or any Noteholder.

     (h) Merger and Sale of Assets.

          (1) Merge, consolidate with or sell substantially all of its assets to any other Person unless (i) all of the requirements set forth in the immediately succeeding paragraph have been satisfied, and (ii) the surviving entity, if not the Guarantor, is capable of performing all the obligations of Guarantor hereunder, and shall execute and deliver to the Agent, in form and substance satisfactory to Agent, an instrument in writing expressly assuming all the obligations of the Guarantor hereunder; provided, however that, except as specifically set forth above, (x) any Person succeeding to the business of the Guarantor shall be the successor of the Guarantor hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding, (y) nothing contained herein shall be deemed to release the Guarantor from any obligation in the event that the Guarantor continues to exist after the consummation of such transaction (other than if Guarantor continues to exist for the sole purpose of winding up and dissolving and the surviving entity has taken all of the actions and met all of the requirements of this Section 6(h)) and (z) the successor or surviving Person to the Guarantor shall execute such agreement(s) evidencing such succession and assumption as the Agent may request.

          (2) The Guarantor shall provide prior written notice to the Agent and each Noteholder of any merger, consolidation or succession pursuant to this Section 6(h). Notwithstanding the permissive provisions of Section(h)(1) and the giving of such notice, the Guarantor shall not merge or consolidate with any other Person or permit any other Person to become a successor to the Guarantor’s business, unless (x) immediately after giving effect to such transaction, the covenant made pursuant to Section 6(h)(1) shall not have been breached (for purposes hereof, such covenant shall speak as of the date of the consummation of such merger, consolidation, or succession) and no event that, after notice or lapse of time, or both, would become a Guarantor Event of Default, Potential Event of Default, Event of Default or Manager Default shall have occurred and be continuing and (y) the Guarantor shall have delivered to the Agent an Officer’s Certificate stating that such consolidation, merger or succession and such agreement of assumption comply with this Section 6(h) and that all conditions precedent, if any, provided for in this Guaranty relating to such transaction have been complied with. In addition to the foregoing, if any such merger, consolidation or succession of the Guarantor shall result in a Change of Control of the Guarantor, then the Noteholders shall have the rights set forth in the Loan Agreement and the Guaranteed Parties shall have the rights set forth herein.

     Section 7. Guarantor Events of Default. Any one or more of the following events shall constitute a Guarantor Event of Default:

     (a) the Guarantor shall default in making payment when due of any Guaranteed Obligation;

     (b) breach by the Guarantor of any of the covenants set forth in Section 6(g) (which breach of such Section 6(g) shall not have been cured within 10 days) or Section 6(h) hereof;

     (c) default in the performance, or breach, of any covenant of the Guarantor in any Related Document (to the extent not otherwise addressed in this Section 7), the breach or non-performance of which is reasonably likely to have material and adverse effect on the Issuer, the Agent or any Noteholder and (where capable of remedy) continues for a period of 30 days after the earliest of (i) any Authorized Officer of the Guarantor, first acquiring knowledge thereof, (ii) the Agent’s giving written notice thereof to the Guarantor, or (iii) any Noteholder giving written notice thereof to the Guarantor and the Agent;

     (d) any representation or warranty of the Guarantor made in any other Related Document shall prove to be incorrect in any material respect as of the time when the same shall have been made which breach materially and adversely affects the interest of the Agent or any Noteholder;

     (e) the entry of a decree or order for relief by a court having jurisdiction in respect of the Guarantor in any involuntary case under any applicable Insolvency Law, or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, or sequestrator (or other similar official) for the Guarantor, or for any substantial part of its properties, or ordering the winding up or liquidation of their respective affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days;

     (f) the commencement by the Guarantor of a voluntary case under any applicable Insolvency Law, or other similar law now or hereafter in effect, or the consent by the Guarantor to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or other similar official) of the Guarantor or any substantial part of their respective properties, or the making by the Guarantor of any general assignment for the benefit of creditors, or the failure by the Guarantor generally to pay its debts as they become due, or the taking of any action by the Issuer in furtherance of any such action; and

     (g) if any judgment against the Guarantor or any attachment, execution, levy or restraining notice against its property in excess of $2,000,000 remains unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) days or more;

     (h) a default by the Guarantor or any subsidiary of the Guarantor in the payment of any principal or interest on any indebtedness for borrowed money which, individually or in the aggregate, exceeds Two Million Dollars ($2,000,000) beyond the period of grace, if any, specified therefor in the applicable instrument evidencing such indebtedness; or the occurrence of any event or the existence of any condition, the effect of which is to cause or permit holders of debt more than Two Million Dollars ($2,000,000), individually or in the aggregate, of indebtedness for borrowed money of the Guarantor or any subsidiary thereof to become due before its (or their) stated maturity date(s) or regularly scheduled dates of payments and such event or condition remains unremedied for more than sixty (60) days;

     (i) if the validity or enforceability of this Guaranty or any other Guarantor Document is contested (by the Guarantor or any Affiliate thereof) or if Guarantor or party to any other Guarantor Document denies liability thereunder;

     (j) the Guarantor shall fail to carry and maintain (or cause to be carried and maintained) liability insurance and, to the extent such insurance is available on commercially reasonable terms, physical loss and damage insurance with respect to the Containers for a period of more than thirty (30) days from the earlier to occur of (A) an officer of Guarantor obtaining actual knowledge of such failure and (B) receipt of written notice by an officer of Guarantor of such failure;

     (k) a Change of Control shall occur with respect to the Guarantor, unless all of the following conditions are satisfied after giving effect to such Change of Control: (A) the provisions of Section 6(h) shall have been fully complied with, (B) no Manager Default (or event or condition which with the giving of notice or the passage of time or both would become a Manager Default) would otherwise occur after giving effect to such Change of Control, and (C) after giving effect to such Change of Control, the Guarantor or any successor thereto (whether by merger, amalgamation or otherwise) has a consolidated Tangible Net Worth greater than or equal to the Guarantor’s consolidated Tangible Net Worth at the end of the fiscal quarter immediately preceding such Change of Control; or

     (l) the Guarantor shall fail to maintain any of the following financial covenants as of the end of any fiscal quarter of the Guarantor: (A) a minimum consolidated Tangible Net Worth (as reflected in the most recently available financial statements of the Guarantor) of at least an amount equal to the sum of (i) Forty-Five Million Dollars ($45,000,000) and (ii) the product of (x) fifty percent (50%) and (y) all consolidated net income (but not reduced for net losses), determined in accordance with GAAP, of the Guarantor and its consolidated Subsidiaries for all periods commencing after December 31, 2002; (B) a minimum Debt Service Coverage of 1.25 to 1.00; (C) a maximum consolidated Tangible Net Worth Leverage Ratio of 4.50 to 1.00; or (D) a minimum EBIT Ratio (measured on a consolidated basis) of 1.10:1.00, as calculated on a rolling six-quarter basis, as of the end of any fiscal quarter.

     Section 8. Remedies. In case a Guarantor Event of Default shall have occurred under Subsections 7(e) or 7(f), all of the Guaranteed Obligations shall forthwith automatically be immediately due and payable, subject to the Aggregate Maximum Guaranteed Payment, and the Agent shall have all the rights and remedies set forth below in subsections (b) through (e). In case any other Guarantor Event of Default shall have occurred the Agent shall have the following rights and remedies:

     (a) at any time thereafter and so long as such Guarantor Event of Default shall be continuing, to declare all of the Guaranteed Obligations to be immediately due and payable;

     (b) upon the occurrence of a Guarantor Event of Default, to demand payment of an amount equal to the difference between (x) the Aggregate Maximum Guaranteed Payment and (y) the aggregate amount of all payments previously made by the Guarantor under this Guaranty;

     (c) to take any action at law or in equity to enforce payment, performance and observance of the Guaranteed Obligations, or to recover damages for breach thereof;

     (d) to exercise any and all rights under the Guaranty and each of the other Related Documents;

     (e) to exercise any and all rights and remedies conferred upon the Agent by applicable law; and

     (f) to exercise the right of setoff against any assets of the Guarantor held by Agent.

     The Agent, in its sole discretion, shall have the right to proceed first and directly against Guarantor under this Guaranty without proceeding against or exhausting any other remedies which it may have and without resorting to any other security held by the Agent under the other Related Documents.

     Section 9. Consents. Guarantor hereby consents that any or all of the following actions may be taken or things done without notice to Guarantor and without affecting the liability of Guarantor under this Guaranty:

     (a) The time for Issuer’s or Manager’s performance of or compliance with any of the obligations under the Loan Agreement or any other Related Document may be accelerated or extended or such performance or compliance may be waived by the Agent in accordance with the terms and conditions thereof, acting on behalf of and as directed by the Noteholders (including, without limitation, the renewal, extension, acceleration or other change in the time of payment, or other terms of, the indebtedness, such as an increase or decrease in the rate of interest thereon);

     (b) Any of the acts referred to in the Related Documents may be performed, upon default thereunder, by or on behalf of Agent; and

     (c) The terms of any of the Guaranteed Obligations or any term or condition in the Loan Agreement may be amended as provided for therein by Issuer and the Agent for the purpose of adding any provisions thereto or changing in any manner the rights or obligations of Issuer or the Agent thereunder; provided, however, that no such amendment shall, without Guarantor’s consent, increase the limit on the Guarantor’s liability hereunder as provided in the Aggregate Maximum Guaranteed Payment.

     Section 10. Due Diligence. Guarantor acknowledges, independently of and without reliance on the Agent, Noteholders or any other party to the Related Documents, that it is satisfied that the Issuer has the resources to meet its obligations under the Related Documents and performed its own legal review of this Guaranty, the Loan Agreement and all of the other Related Documents and all related filings, and Guarantor is not relying on any of such Persons with respect to any of the aforesaid items. Guarantor has established adequate means of obtaining from Issuer, each Seller and the Manager on a continuing basis financial and other information pertaining to its financial condition. Guarantor agrees to keep adequately informed from such means of any facts, events or circumstances which might in any way affect

Guarantor’s risks hereunder, and Guarantor further agrees that neither the Agent nor any Noteholder shall have any obligation to disclose to Guarantor information or material with respect to Issuer, any Seller or the Manager acquired in the course of each such person’s respective relationships with those Persons.

     Section 11. Tolling of Statute of Limitations. Guarantor agrees that any payment or performance of any of the Guaranteed Obligations or other acts which tolls any statute of limitations applicable to the Guaranteed Obligations shall also toll the statute of limitations applicable to Guarantor’s liability under this Guaranty.

     Section 12. Waiver. Guarantor hereby expressly waives diligence, presentment, demand for payment, protest, benefit of any statute of limitations affecting Issuer’s liability under the Notes, the Loan Agreement or any other Related Document or the enforcement of this Guaranty, discharge due to any disability of Issuer, any Seller or the Manager, any defenses of Issuer, any Seller or the Manager to its obligations under the Notes, the Loan Agreement or any other Related Document which under the law has the effect of discharging such Person from the Guaranteed Obligations as to which this Guaranty is sought to be enforced, the benefit of any act or omission by any Person which directly or indirectly results in or aids the discharge of Issuer from any of the Guaranteed Obligations by operation of law or otherwise, all notices whatsoever, including, without limitation, notice of acceptance of this Guaranty and the incurring of the Guaranteed Obligations, and any requirement that the Agent exhaust any right, power or remedy or proceed against Issuer, the Collateral or any other guarantor of, or any other Person liable for, any of the Guaranteed Obligations, or any portion thereof. Guarantor specifically agrees that it will not be necessary or required, and Guarantor shall not be entitled to require, that the Agent file suit or proceed to assert or obtain a claim for personal judgment against Issuer, any Seller or the Manager, as applicable for the Guaranteed Obligations or to make any effort at collection or enforcement of the Guaranteed Obligations from Issuer or file suit or proceed to obtain or assert a claim for personal judgment against Guarantor or any other guarantor or other party liable for the Guaranteed Obligations or make any effort at collection of the Guaranteed Obligations from any such party or exercise or assert any other right or remedy to which the Agent is or may be entitled in connection with the Guaranteed Obligations or guaranty relating thereto or assert or file any claim against the assets of Issuer, before or as a condition of enforcing the liability of Guarantor under this Guaranty.

     Section 13. Certain Rights. In pursuing their respective rights under this Guaranty, neither the Agent nor any Noteholder need (i) join Guarantor in any suit against the Issuer, any Seller or the Manager, as the case may be, nor (ii) join the Issuer, any Seller or the Manager, as the case may be, in any suit against Guarantor or any Affiliate of the Guarantor.

     Section 14. Continuing Guaranty. This Guaranty shall be a continuing guaranty and any other guarantors of all or a portion of the Guaranteed Obligations may be released without affecting the liability of Guarantor hereunder.

     Section 15. Indemnity. In addition to and without limiting or impairing in any manner whatsoever Guarantor’s other obligations under this Guaranty or any other document executed and delivered by Guarantor to a Noteholder or the Agent, Guarantor agrees to indemnify the Agent and each Noteholder, from and against any and all reasonable costs, expenses, losses and liabilities relating to the enforcement of claims under this Guaranty (including, without limitation, enforcement of this Guaranty), except claims, costs, expenses, losses or liabilities resulting from such Noteholder’s or Agent’s gross negligence or willful misconduct. The amount of the indemnities payable by the Guarantor pursuant to this Section 15 shall not be subject to the limitation on payments set forth in Section 2 of this Guaranty.

     Section 16. Notice. All notices and other communications provided for hereunder shall be in writing or telex: (i) if to Guarantor, at its address at 16 Allée Marconi L-2120 Luxembourg, Attention: Chief Financial Officer, Fax # 352-453-147, copy to Cronos Containers Limited at its address at The Ice House, Dean Street, Marlow, Buckinghamshire SL7 3AB, England, Attn: Senior Vice President of Finance, Tel: 011.44.1628.405580, Fax: 011.44.1628.405648, (ii) if to the Agent, at its address at Fortis Bank (Nederland) N.V., Aviation and Intermodal Group, R01.16.02, P.O. Box 749, 3000 AS Rotterdam, The Netherlands, Tel: +31 10 40 19676, Fax # +31 10 40 16343, and (iii) if to any Noteholder, at the respective addresses set forth in the Note Register. All such notices and communications shall be sent in the manner, and shall be effective on the dates, set forth in Section 1207 of the Loan Agreement.

     Section 17. Reinstatement. Notwithstanding any provision in the Loan Agreement, the Notes or any other Related Document to the contrary, the liability of Guarantor hereunder shall be reinstated and revived and the rights of each Guaranteed Party shall continue if and to the extent that for any reason any payment by or on behalf of Issuer, any Seller or the Manager, as the case may be, is rescinded or must be otherwise restored by a Guaranteed Party, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been paid. The determination as to whether any such payment must be rescinded or restored shall be made by such Guaranteed Party in its sole discretion; provided, however, that if any Guaranteed Party chooses to contest any such matter at the request of Guarantor, Guarantor agrees to indemnify and hold harmless any such Guaranteed Party from all costs and expenses (including, without limitation, attorneys’ fees) related to such request.

     Section 18. No Waiver, Amendments, Etc. No failure on the part of any Guaranteed Party to exercise, no delay in exercising and no course of dealing with respect to, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. This Guaranty may not be amended or modified except by written agreement executed by each of the Guarantor, the Agent and each Noteholder and no consent or waiver hereunder shall be valid unless in writing and executed in accordance with the provisions of this Guaranty.

     Section 19. Compromise and Settlement. No compromise, settlement, release, renewal, extension, indulgence, change in, waiver or modification of any of the Guaranteed Obligations or the release or discharge of Issuer, any Seller or Manager, as the case may be, from the performance of any of the Guaranteed Obligations shall release or discharge Guarantor from this Guaranty.

     Section 20. Insolvency. The voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, or other proceeding affecting any Issuer, any Seller, the Manager or the Guarantor or the disaffirmance of Notes, the Loan Agreement or any Related Document, or Guarantor’s obligations hereunder in any such proceeding shall not release or discharge Guarantor from this Guaranty.

     Section 21. Expenses. In addition to its guaranty hereunder of the Guaranteed Obligations, Guarantor hereby agrees to pay all reasonable costs and expenses, including, without limitation, attorneys’ fees, paid or incurred by the Agent and each Noteholder in collecting or enforcing any or all of the Guaranteed Obligations or in connection with the enforcement of this Guaranty.

     Section 22. Entire Agreement. This Guaranty and all documents mentioned or contemplated herein constitute and contain the entire agreement of the parties and supersede any and all prior and contemporaneous agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof.

     Section 23. Severability. If any provision of this Guaranty is held to be unenforceable for any reason, it shall be adjusted, if possible, rather than voided in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Guaranty shall be deemed valid and enforceable to the fullest extent possible.

     Section 24. Subordination of Indebtedness. Any indebtedness or other obligation of Issuer, any Seller or Manager now or hereafter held by or owing to Guarantor is hereby subordinated in time and right of payment of the Guaranteed Obligations to the Guaranteed Parties; and any such indebtedness to Guarantor is assigned to the Guaranteed Parties, as collateral security for this Guaranty and the Guaranteed Obligations, and if any the Guaranteed Parties so requests, shall be collected, enforced and received by Guarantor in trust for the Guaranteed Parties, and be paid over to the Guaranteed Parties, but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty. Any notes now or hereafter evidencing any such indebtedness to Guarantor shall be marked with a legend that the same are subject to this Guaranty and shall be delivered to the Agent. Guarantor will, and the Agent is hereby authorized, in the name of Guarantor from time to time, to execute and file financing statements and continuation statements and execute such other documents and take such other action as the Agent deems necessary or appropriate to perfect, preserve and enforce the rights of the Guaranteed Parties hereunder.

     Section 25. Governing Law. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles thereof.

     Section 26. Actions by Guaranteed Parties. Subject to the limitations and subordination set forth in the Loan Agreement, each of the Guaranteed Parties shall have the power to enforce this Guaranty against Guarantor to the full extent of Guarantor’s obligations hereunder.

     Section 27. Consent to Jurisdiction. Guarantor hereby irrevocably consents to the non-exclusive personal jurisdiction of the State and Federal courts located in the Southern

District of New York, in any action, claim or other proceeding arising out of any dispute in connection with this Guaranty, any rights or obligations hereunder or thereunder or the performance of such rights and obligations. Guarantor hereby irrevocably consents to the service of a summons and complaint and other process in any action, claim or proceeding brought by any Noteholder in connection with this Guaranty, any rights or obligations hereunder or thereunder or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in Section 16 above. Nothing in this Section 27 shall affect the right of any Noteholder to serve legal process in any other manner permitted by applicable law or affect the right of any Noteholder to bring any action or proceeding against Guarantor or its properties in the courts of any other jurisdictions.

     Section 28. Termination of Guaranty. This Guaranty shall terminate upon payment in full of the Guaranteed Obligations; provided, however, this Section shall not affect the obligations of Guarantor pursuant to Section 15 of this Guaranty.

     Section 29. Waiver of Jury Trial. GUARANTOR HEREBY IRREVOCABLY WAIVES ITS RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS GUARANTY, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

     Section 30. Waiver of Specific Rights. GUARANTOR HEREBY IRREVOCABLY WAIVES AND RELEASES:

     (a) ANY AND ALL RIGHTS IT MAY HAVE AT ANY TIME (WHETHER ARISING DIRECTLY OR INDIRECTLY, BY OPERATION OF LAW, CONTRACT OR OTHERWISE) TO REQUIRE THE MARSHALING OF ANY ASSETS OF ISSUER, ANY SELLER OR MANAGER, AS THE CASE MAY BE, WHICH RIGHT OF MARSHALING MIGHT OTHERWISE ARISE FROM ANY SUCH PAYMENTS MADE OR OBLIGATIONS PERFORMED;

     (b) UNTIL SUCH TIME AS THE GUARANTEED OBLIGATIONS ARE PAID IN FULL AND ALL RIGHTS THAT WOULD RESULT IN GUARANTOR BEING DEEMED A “CREDITOR” OF ISSUER, ANY SELLER OR MANAGER, AS THE CASE MAY BE, UNDER THE UNITED STATES BANKRUPTCY CODE, ON ACCOUNT OF PAYMENTS MADE OR OBLIGATIONS PERFORMED BY GUARANTOR TO THE EXTENT SUCH CHARACTERIZATION MATERIALLY IMPAIRS THE RIGHT OF ANY GUARANTEED PARTY HEREUNDER; AND

     (c) UNTIL SUCH TIME AS THE GUARANTEED OBLIGATIONS ARE PAID IN FULL, ANY CLAIM, RIGHT OR REMEDY WHICH GUARANTOR MAY NOW HAVE OR HEREAFTER ACQUIRE AGAINST ISSUER, ANY SELLER OR MANAGER, AS THE CASE MAY BE, THAT ARISES HEREUNDER AND/OR FROM THE PERFORMANCE BY GUARANTOR HEREUNDER INCLUDING, WITHOUT LIMITATION, ANY CLAIM, REMEDY OR RIGHT OF SUBROGATION, REIMBURSEMENT, EXONERATION, CONTRIBUTION, INDEMNIFICATION, OR

PARTICIPATION IN ANY CLAIM, RIGHT OR REMEDY OF ANY GUARANTEED PARTY AGAINST ISSUER, ANY SELLER OR MANAGER, AS THE CASE MAY BE, OR ANY COLLATERAL SECURITY WHICH ANY GUARANTEED PARTY NOW HAS OR MAY HEREAFTER ACQUIRE, WHETHER OR NOT SUCH CLAIM, RIGHT OR REMEDY ARISES IN EQUITY, UNDER CONTRACT, BY STATUTE, UNDER COMMON LAW OR OTHERWISE.

     (d) ANY RIGHT TO ASSERT A COUNTERCLAIM IN ANY ACTION OR PROCEEDING BROUGHT AGAINST IT BY THE AGENT OR ANY LENDER.

     Section 31. General Interpretive Principles. For purposes of this Guaranty except as otherwise expressly provided or unless the context otherwise requires:

     (a) the terms defined in this Guaranty have the meanings assigned to them in this Guaranty and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

     (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as in effect on the date hereof;

     (c) references herein to “Articles”, “Sections”, “Subsections”, “paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, paragraphs and other subdivisions of this Guaranty;

     (d) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions;

     (e) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Guaranty as a whole and not to any particular provision; and

     (f) the term “include” or “including” shall mean without limitation by reason of enumeration.

     Section 32. Further Assurances. Guarantor agrees to do such further acts and things and to execute and deliver such additional assignments, agreements, powers and instruments as are required to carry into effect the purposes of this Guaranty or to better assure and confirm unto the Guaranteed Parties their rights, powers and remedies hereunder.

     Section 33. Counterparts. This Guaranty may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which shall constitute one and the same instrument.

     Section 34. Waiver of Immunity. To the extent that any party hereto or any of its property is or becomes entitled at any time to any immunity on the grounds of sovereignty or otherwise from any legal actions, suits or proceedings, from set-off or counterclaim, from the jurisdiction or judgment of any competent court, from service of process, from execution of a judgment, from attachment prior to judgment, from attachment in aid of execution, or from execution prior to judgment, or other legal process in any jurisdiction, such party, for itself and its successors and assigns and its property, does hereby irrevocably and unconditionally waive, and agrees not to plead or claim, any such immunity with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Guaranty, the other Related Documents or the subject matter hereof or thereof, subject, in each case, to the provisions of the Related Documents and mandatory requirements of applicable law.

     Section 35. Judgment Currency. This is an international financing transaction in accordance with which the specification of Dollars is of the essence, and Dollars shall be the currency of account in the case of all obligations under the Related Documents. The payment obligations of any Person under the Related Documents shall not be discharged by an amount paid in a currency, or in a place other than that specified with respect to such obligations, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on prompt conversion to Dollars and transfer to the specified place of payment under normal banking procedures does not yield the amount of Dollars, in such place, due under the governing Related Documents. In the event that any payment, whether pursuant to a judgment or otherwise, upon conversion and transfer does not result in payment of such amount of Dollars in the specified place of payment, the obligee of such payment shall have a separate cause of action against the party making the same for the additional amount necessary to yield the amount due and owing under such Related Documents. If, for the purpose of obtaining a judgment in any court with respect to any obligation of a party under any of the Related Documents or any of the agreements contemplated thereby, it shall be necessary to convert to any other currency any amount in Dollars due thereunder and a change shall occur between the rate of exchange applied in making such conversion and the rate of exchange prevailing on the date of payment of such judgment, the respective judgment debtor agrees to pay such additional amounts (if any) as may be necessary to insure that the amount paid on the date of payment is the amount in such other currency which, when converted into Dollars and transferred to New York, New York, in accordance with normal banking procedures will result in the amount then due under the respective Related Document in Dollars. Any amount due from the respective judgment debtor shall be due as a separate debt and shall not be affected by or merged into any judgment being obtained for any other sum due under or in respect of any Related Document. In no event, however, shall the respective judgment debtor be required to pay a larger amount in such other currency, at the rate of exchange in effect on the date of payment than the amount of Dollars stated to be due under the respective Related Document, so that in any event the obligations of the respective judgment debtor under the Related Document will be effectively maintained as Dollar obligations.

     Section 36. No Subrogation. Notwithstanding any payments made by the Guarantor hereunder, or any set-off or application of funds of the Guarantor by the Guaranteed Parties, the Guarantor waives, for so long as the Guaranteed Obligations remain outstanding, any right that it may have to be subrogated to any of the rights of the Guaranteed Parties against any Person or any right of offset held by the Agent for the payment of the Guaranteed Obligations or to otherwise seek reimbursement, indemnity or contribution or any other payment from the any Person.

     Section 37. Successors and Assigns. This Guaranty shall be binding upon the Guarantor and its permitted successors and assigns, and shall inure to the benefit of the Guaranteed Parties and their respective successors and assigns. The Guarantor shall not assign its obligations hereunder without the prior written consent of the Agent and the Majority of the Holders.

     Section 38. Beneficiaries. The Guarantor is issuing this Guaranty for the sole and exclusive benefit of the Guaranteed Parties.

     IN WITNESS WHEREOF, Guarantor has executed and delivered this Guaranty as of the date first written above.

THE CRONOS GROUP

By: /s/ Peter J. Younger
Name: Peter J. Younger
Title: Director

Guaranty

APPROVED AND ACCEPTED:

FORTIS BANK (NEDERLAND) N.V.,
as Agent and Noteholder

By: /s/ M.A.N.Van Lacum
Name: M.A.N.Van Lacum
Title:

By: /s/ M.P.A. Zonday
Name: M.P.A. Zonday
Title:

FB AVIATION AND INTERMODAL HOLDING B.V.,
as Noteholder

By: /s/ M.A.N.Van Lacum
Name: M.A.N.Van Lacum
Title:

By: /s/ M.P.A. Zonday
Name: M.P.A. Zonday
Title:

Guaranty

EXHIBIT A

QUARTERLY COMPLIANCE REPORT

THE CRONOS GROUP

CERTIFICATE OF OFFICER

TO:       FORTIS BANK (NEDERLAND) N.V. (“Agent”)

     This certificate is delivered to you pursuant to Section 6(g)(4) of the Guaranty (defined below). Unless otherwise defined herein or the context requires otherwise, all capitalized terms used herein shall have the same meaning herein as given to such terms in the Guaranty, dated as of February 4, 2005 (the “Guaranty”), made by the The Cronos Group, and its successors and permitted assigns, in favor of the Agent for the benefit of the Noteholders, as amended, supplemented and otherwise modified from time to time.

     I, [Name of Officer], certify in my capacity as an officer of The Cronos Group (“Cronos”) that:

1.	I am an Officer of Cronos and have knowledge of the matters certified to herein.

2.	I have reviewed the terms of the Guaranty and I have made, or caused to be made under my supervision, a review of the transactions and conditions of Cronos during the quarterly or annual period ending on the following quarterly or annual anniversary of the Restatement Date: ___, 200___[Enter Date] (such date, the “Measurement Date”).

3.	Each and every representation and warranty made by the Guarantor in the Guaranty is true and correct on and as of the Measurement Date.

4.	No Guarantor Event of Default has occurred and is continuing as of the Measurement Date [except as set forth in paragraph 7 below].

5.	The Guaranty is in full force and effect as of the Measurement Date.

6.	Cronos has duly performed and complied with all covenants contained in the Guaranty as of the Measurement Date.

7.	Described below are the exceptions, if any, to paragraph 4, listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Cronos has taken, is taking, or proposes to take with respect to each such condition or event:

____________[continue on separate page if necessary]

8.	As of the Measurement Date, Cronos maintained:

(a)	a minimum Debt Service Coverage of 1.25 to 1.00, as evidenced by the calculations attached hereto on Annex A:

Current Ratio =__________________

(b)	a maximum consolidated Tangible Net Worth Leverage Ratio of 4.50 to 1.00, as evidenced by the calculations attached hereto on Annex A:

Current Ratio =__________________

(c)	a minimum EBIT Ratio (measured on a consolidated basis) of 1.10:1.00, as evidenced by the calculations attached hereto on Annex A:

Current Ratio =__________________

9.	As of the Measurement Date, Cronos maintained a minimum consolidated Tangible Net Worth (as reflected in the most recently available financial statements of Cronos) of at least an amount equal to the sum of (i) Forty-Five Million Dollars ($45,000,000) and (ii) the product of (x) fifty percent (50%) and (y) all consolidated net income (but not reduced for net losses), determined in accordance with GAAP, of Cronos and its consolidated Subsidiaries for all periods commencing after December 31, 2002.

THE CRONOS GROUP

Name: Title:

DATED: ________________, 200__

Annex A to Compliance Certificate

[Attach Financial Covenant Calculations]